EXHIBIT 10.1

AMENDMENT NO. 1

FOURTH AMENDED AND RESTATED

MANAGEMENT AGREEMENT

Amendment No. 1 to Fourth Amended and Restated Management Agreement, dated as of June 23, 2025 (the “Amendment”), by and among PennyMac Mortgage Investment Trust, a Maryland real estate investment trust (the “Trust”), PennyMac Operating Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”), and PNMAC Capital Management, LLC, a Delaware limited liability company (the “Manager”).

RECITALS

WHEREAS, the Trust, the Operating Partnership and the Manager are parties to that certain Second Amended and Restated Management Agreement, dated as of December 16, 2024 (the “Existing Management Agreement” and, as amended by the Amendment, the “Management Agreement”).  Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Existing Management Agreement.

WHEREAS, the Trust, the Operating Partnership and the Manager  have agreed, subject to the terms and conditions of this Amendment, that the Existing Management Agreement be amended to incorporate certain agreed upon revisions that reflect the original intent of the Existing Management Agreement.

NOW, THEREFORE, in consideration of the mutual premises and mutual obligations set forth herein, the Trust, the Operating Partnership and the Manager hereby agree that the Existing Management Agreement is hereby amended as follows:

SECTION 1.Definitions. Section 2 of the Existing Management Agreement is hereby amended by deleting the definitions of “Incentive Fee” and “Shareholders’ Equity” in their entirety and replacing them with the following:
“Incentive Fee” means an incentive management fee calculated and payable (in cash or Common Shares (subject to reasonable restrictions on sale and transfer, provided that (i) the Trust shall use commercially reasonable efforts to cause, at its sole expense, any Common Shares issued in payment of the Incentive Fee to be registered for sale under the Securities Act, (ii) the Manager may sell or distribute such Common Shares in the manner that it determines, consistent with the Trust’s Policy Against Insider Trading and any applicable securities laws, including pursuant to Rule 10b5-1 under the Exchange Act, and (iii) the amount of the Incentive Fee payable in any particular year that may be paid in Common Shares shall be limited to 50% of the Incentive Fee payable for such year), as determined by a majority of the Independent Trustees) each fiscal year in arrears in an amount equal to the sum of:
(a)10% per annum of the dollar amount by which the Return exceeds the High Watermark plus the product of:

(1)the average Common Shareholder’s Equity during the period; and
(2)8.0%,

but is less than or equal to the High Watermark plus the product of (i) the average Common Shareholder’s Equity during the period and (ii) 12%; plus

(b)15% per annum of the dollar amount by which the Return equals or exceeds the High Watermark plus the product of:
(1)the average Common Shareholder’s Equity during the period; and
(2)12%,

but is less than the High Watermark plus the product of (i) the average Common Shareholder’s Equity during the period and (ii) 16%; plus

(c)20% per annum of the dollar amount by which the Return exceeds the High Watermark plus the product of:
(1)the average Common Shareholder’s Equity during the period; and
(2)16%.

For purposes of calculating the Incentive Fee, outstanding limited partnership interests in the Operating Partnership (other than limited partnership interests held by the Trust) shall be treated as outstanding Common Shares.

“Shareholders’ Equity” means:
(A)the sum of the net proceeds from any issuances of the Trust’s equity securities since inception (allocated on a pro rata daily basis for such issuances during the fiscal quarter of any such issuance); plus
(B)the Trust’s retained earnings at the end of the second month of such quarter; less
(C)any amount that the Trust pays for repurchases or redemptions of its equity securities (allocated on a pro rata daily basis for such repurchases or redemptions during the fiscal quarter of any such repurchases or redemptions); excluding

(D)one-time events pursuant to changes in GAAP and certain other non-cash charges after discussions between the Manager and the Independent Trustees and after approval by a majority of the Independent Trustees.
For purposes of calculating the Base Management Fee, outstanding limited partnership interests in the Operating Partnership (other than limited partnership interests held by the Trust) shall be treated as outstanding Common Shares.
SECTION 2.Conditions Precedent.  This Amendment shall become effective on as of the date first set forth above (the “Amendment Effective Date”) subject to the satisfaction of the following conditions precedent:
2.1Delivered Documents.  On the Amendment Effective Date, each party shall have received the following documents, each of which shall be satisfactory to such party in form and substance:
(a)this Amendment, executed and delivered by duly authorized officers of the Trust, the Operating Partnership and the Manager; and
(b)such other documents as such party or counsel to such party may reasonably request.
SECTION 3.Representations and Warranties. Each party represents that it is in compliance in all material respects with all the terms and provisions set forth in the Existing Management Agreement on its part to be observed or performed.
SECTION 4.Limited Effect.  Except as expressly amended and modified by this Amendment, the Existing Management Agreement shall continue to be, and shall remain, in full force and effect in accordance with its terms.
SECTION 5.GOVERNING LAW.  THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.
SECTION 6.Counterparts.  This Amendment may be executed in one or more counterparts and by different parties hereto on separate counterparts, each of which, when so executed, shall constitute one and the same agreement.
SECTION 7.Conflicts.  The parties hereto agree that in the event there is any conflict between the terms of this Amendment, and the terms of the Existing Management Agreement, the provisions of this Amendment shall control.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

The Trust:	PENNYMAC MORTGAGE INVESTMENT TRUST
By:	/s/ Daniel S. Perotti Name: Daniel S. Perotti Title: Senior Managing Director and Chief Financial Officer

The Operating Partnership:	PENNYMAC OPERATING PARTNERSHIP, L.P

By: PennyMac GP OP, Inc.,

its General Partner

By:	/s/ Daniel S. Perotti Name: Daniel S. Perotti Title: Senior Managing Director and Chief Financial Officer

The Manager:	PNMAC CAPITAL MANAGEMENT, LLC

By: /s/ David A. Spector
Name: David A. Spector
Title: Chairman and Chief Executive Officer

Signature Page to Amendment No. 1

Fourth Amended and Restated Management Agreement